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Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
RIGHTS OF    % MANDATORY CONVERTIBLE
PREFERRED STOCK

of

HUNTSMAN CORPORATION

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

        I, the undersigned, Peter R.Huntsman, President and Chief Executive Officer of Huntsman Corporation, a Delaware corporation (the "Corporation"), in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware thereof, do hereby make this Certificate of Designations and DO HEREBY CERTIFY:

        That pursuant to the authority conferred upon the board of directors of this Corporation (the "Board") by the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), said board on February     , 2005, adopted the following resolution providing for certain designations, preferences and rights of 5,750,000 shares of Mandatory Convertible Preferred Stock, par value $0.01 per share:

        RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, in addition to those set forth in Article IV of the Certificate of Incorporation, are as follows:

        (1)    Designation and Amount.    The shares of such series shall be designated as "        % Mandatory Convertible Preferred Stock" (the "Mandatory Convertible Preferred Stock") and the authorized number of shares constituting such series shall be 5,750,000, with a par value of $0.01 per share.

        (2)    Ranking.    The Mandatory Convertible Preferred Stock shall rank, as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (a) senior to the Common Stock or any other class or series of capital stock issued by the Corporation which by its terms ranks junior to the Mandatory Convertible Preferred Stock (collectively, the "Junior Securities"), (b) junior to any class or series of capital stock issued by the Corporation which by its terms ranks senior to the Mandatory Convertible Preferred Stock (the "Senior Securities"), and (c) on a parity with any other class or series of capital stock issued by the Corporation (the "Parity Securities"), in each case, whether now outstanding or to be issued in the future.

        (3)    Dividends.    (a) Dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on each Dividend Payment Date, at the annual rate of $             per share, subject to adjustment as provided for in Section 19(c). All of the Corporation's obligations to pay dividends on the Mandatory Convertible Preferred Stock will be subject to the Corporation having sufficient Surplus for such payment at the time of such payment. The initial dividend on the Mandatory Convertible Preferred Stock for the first Quarterly Dividend Period, commencing on the date of first issuance of the Mandatory Convertible Preferred Stock (assuming a date of first issuance of February     , 2005), to but excluding                         16, 2005, will be $             per share, and will be payable on                         16, 2005, or the following Business Day if such day is not a Business Day. Each subsequent quarterly dividend on the Mandatory Convertible Preferred Stock will be            per share, subject to the adjustment as provided for in Section 19(c). Dividends payable on a Dividend Payment Date will be payable to Record Holders for the applicable Dividend Payment Date.

        (b)   The amount of dividends payable on each share of Mandatory Convertible Preferred Stock for each full Quarterly Dividend Period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full Quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accumulated but unpaid dividends on the Mandatory Convertible Preferred Stock shall cumulate on a daily basis from the Dividend Payment Date on which they become payable and will compound on a quarterly basis until paid.

        (c)   No interest or (except as otherwise provided in Section 3(b)) sum of money in lieu of interest shall be payable in respect of any dividend not paid on a Dividend Payment Date or any other late payment. The Corporation will also not pay Holders of the Mandatory Convertible Preferred Stock any dividend in excess of the full dividends on the Mandatory Convertible Preferred Stock that are payable as herein.

        (d)   If the Corporation does not have sufficient Surplus to pay in full the dividends payable on any Dividend Payment Date, it shall pay on such date the maximum amount of such dividends that it may lawfully pay allocated pro rata among the Record Holders as of the applicable Record Date. To the extent the Corporation has sufficient Surplus to do so, the Corporation shall pay to each Record Holder in respect of the next succeeding Dividend Payment Date, in addition to the regularly scheduled dividend payable on such date, an amount in cash equal to such Holder's pro rata share at such time of the accrued, cumulated and unpaid dividends that were not paid on the previous Dividend Payment Date because of a lack of Surplus on such previous date.

        (e)   All dividends payable on the Mandatory Convertible Preferred Stock through the Mandatory Conversion Date will become immediately due and payable upon the occurrence of an Event of Default (as defined in the Pledge Agreement), subject to the availability of sufficient Surplus therefor. Upon any such acceleration, the relevant Record Dates for all such payments will be accelerated to the date of such Event of Default.

        (4)    Payment Restrictions.    (a) If (i) all accrued, cumulated and unpaid dividends (including, without limitation, any dividends accelerated pursuant to Section 3(e) hereof) on the Mandatory Convertible Preferred Stock have not been paid in full or (ii) a breach by the Corporation of the negative pledge covenant set forth in Section 10(b) of the Pledge Agreement has occurred and is continuing, the Corporation may not:

            (i)  declare or pay any dividend or make any distribution of assets on any Junior Securities, other than dividends or distributions in the form of Junior Securities and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

           (ii)  redeem, purchase or otherwise acquire any Junior Securities or pay or make any monies available for a sinking fund for such Junior Securities, other than (A) upon conversion or exchange solely for other Junior Securities or (B) the purchase of fractional interests in shares of any Junior Securities pursuant to the conversion or exchange provisions of such Junior Securities; or

          (iii)  redeem, purchase or otherwise acquire any Parity Securities, except upon conversion into or exchange for other Parity Securities or Junior Securities and cash solely in lieu of fractional shares in connection with any such conversion or exchange, provided, however, that in the case of a redemption, purchase or other acquisition of Parity Securities upon conversion into or exchange for other Parity Securities (A) the aggregate amount of the liquidation preference of such other Parity Securities does not exceed the aggregate amount of the liquidation preference, plus accrued, cumulated and unpaid dividends, of the Parity Securities that are converted into or exchanged for such other Parity Securities, (B) the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of such other Parity Securities does not exceed the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of the

  Parity Securities that are converted into or exchanged for such other Parity Securities and (C) such other Parity Securities contain terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not in the good faith judgment of the Board materially less favorable, taken as a whole, to the Corporation or the Holders of the Mandatory Convertible Preferred Stock than those contained in the Parity Securities that are converted or exchanged for such other Parity Securities.

        (5)    Voting Rights.    (a) Except as otherwise required by law, the Certificate of Incorporation or as set forth in this Section 5, Holders of the Mandatory Convertible Preferred Stock are not entitled to any voting rights and their consent shall not be required for the taking of any corporate action.

        (b)   So long as any shares of Mandatory Convertible Preferred Stock are outstanding, the Corporation will not, without the approval of the Holders of at least two-thirds of the shares of Mandatory Convertible Preferred Stock then outstanding, given in person or by proxy either at an annual meeting or at a special meeting called for that purpose, at which the Holders of the Mandatory Convertible Preferred Stock shall vote separately as a single class, amend, alter or repeal any of the provisions of the Certificate of Incorporation by way of merger, consolidation, combination, reclassification or otherwise, so as to affect adversely the rights, preferences or voting powers of the Holders of the Mandatory Convertible Preferred Stock; provided that any amendment of the provisions of the Certificate of Incorporation so as to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Securities or Junior Securities shall be deemed not to affect adversely any right, preference or voting power of the Holders of the Mandatory Convertible Preferred Stock. Notwithstanding anything in this Section 5 to the contrary, any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation occurring in connection with any merger or consolidation of the Corporation of the type described in Section 14(e)(i) or any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) of the type described in Section 14(e)(iv) shall be deemed not to adversely affect the rights, preferences or voting power of the Holders of the Mandatory Convertible Preferred Stock, provided that, subject to Section 10, in the event the Corporation does not survive the transaction, the shares of the Mandatory Convertible Preferred Stock will become shares of the successor Person, having in respect of such successor Person the same rights, preferences or voting powers of the Holders of the Mandatory Convertible Preferred Stock immediately prior to the consummation of such merger, consolidation, or statutory exchange except that they shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with Section 14(e) hereof, and provided further that following any such merger, consolidation or statutory exchange, such successor Person shall succeed to and be substituted for, and may exercise all of the rights and powers of the Corporation under the Mandatory Convertible Preferred Stock.

        (c)   If at any time dividends on the then-outstanding shares of any class or series of Preferred Stock in an amount equivalent to six quarterly dividends, whether or not consecutive, shall not have been (i) paid or (ii)(A) declared and (B) a sum sufficient for the payment thereof set aside, the holders of shares of Preferred Stock (including the Mandatory Convertible Preferred Stock), voting separately as a single class, shall be entitled to increase the authorized number of directors on the Board by two and elect such two directors (the "Preferred Stock Directors") at the next annual or special meeting of the stockholders called in the manner described below. At any such annual or special meeting of the stockholders, or any adjournment thereof, if the holders of at least a majority of shares of the Preferred Stock then outstanding shall be present or represented by proxy, then, (1) by vote of the holders of at least a majority of the shares of Preferred Stock, voting as a class, then present or so represented, the authorized number of directors of the Corporation shall be increased by two, and

(2) at such meeting the holders of the Preferred Stock, voting as a class, shall be entitled to elect the Preferred Stock Directors by vote of the holders of at least a majority of the shares of Preferred Stock then present or so represented. Such right of the holders of the Preferred Stock to elect the Preferred Stock Directors may be exercised until all dividends in default on such Preferred Stock shall have been (i) paid in full or (ii)(A) declared and (B) a sum sufficient for the payment thereof set aside. When so paid or provided for or when no Preferred Stock is still outstanding, (i) the right of the holders of Preferred Stock to elect the Preferred Stock Directors shall immediately cease, (ii) the terms of all of the Preferred Stock Directors shall automatically terminate forthwith, and (iii) the authorized number of directors of the Corporation shall be reduced accordingly. Not later than 40 days after such entitlement arises, the Board will convene a special meeting of the holders of Preferred Stock for the above purpose. If the Board fails to convene such meeting within such 40-day period, the holders of 10% of the outstanding shares of Preferred Stock, considered as a single class, will be entitled to convene such meeting to elect the initial Preferred Stock Directors. Any director who shall have been elected by the holders of shares of Preferred Stock as a class pursuant to this Section 5(c) may be removed at any time, without cause by, and only by, the affirmative vote of the holders of record of a majority of the outstanding shares of Preferred Stock given at a special meeting of such stockholders called for such purpose by the Corporation or at the annual meeting of stockholders, and any vacancy created by such removal may also be filled at such meeting. Any vacancy caused by the death or resignation of a director who shall have been elected by the holders of Preferred Stock as a class pursuant to this Section 5(c) may be filled only by the holders of outstanding shares of Preferred Stock at a special meeting called for such purpose by the Corporation or at the annual meeting of stockholders. The provisions of the Certificate of Incorporation and by-laws of the Corporation relating to the convening and conduct of special meetings of stockholders and the nomination of directors will apply with respect to any special meeting of the holders of Preferred Stock; provided that the notice of the nomination need only be delivered to the Secretary of the Corporation not less than two Business Days prior to the day that the Corporation (or the holders of 10% of the outstanding Preferred Stock, if applicable) have notified the holders of Preferred Stock of the date of the special meeting to elect the initial Preferred Stock Directors.

        (d)   So long as any of the Mandatory Convertible Preferred Stock is outstanding, the Corporation will not, without the approval of the Holders of at least two-thirds of the shares of Mandatory Convertible Preferred Stock then outstanding and any class or series of Parity Securities then outstanding, voting together as a single class, given in person or by proxy either at an annual meeting or at a special meeting called for that purpose:

            (i)  reclassify any of the Corporation's authorized shares of capital stock into any shares of any class, or any obligation or security convertible into or evidencing a right to purchase such shares, ranking senior to the Mandatory Convertible Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Corporation; or

           (ii)  issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase any capital stock of any class or series ranking senior to the Mandatory Convertible Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Corporation; provided that the Corporation may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of capital stock of any class or series ranking on a parity with or junior to the Mandatory Convertible Preferred Stock as to payment of dividends and distribution of assets upon the dissolution, liquidation or winding up of the Corporation without the vote of the Holders of the Mandatory Convertible Preferred Stock.

        (e)   In exercising the voting rights set forth in this Section 5, each share of Mandatory Convertible Preferred Stock shall have one vote per share. In any case where the Holders of the Mandatory

Convertible Preferred Stock are entitled to vote as a class with holders of Parity Securities or other classes or series of Preferred Stock, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

        (6)    Liquidation, Dissolution or Winding Up.    (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of holders of any shares of capital stock of the Corporation then outstanding ranking senior to or pari passu with the Mandatory Convertible Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation and before any amount shall be paid or distributed with respect to holders of any shares of capital stock of the Corporation then outstanding ranking junior to the Mandatory Convertible Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, the Holders of the Mandatory Convertible Preferred Stock at the time outstanding will be entitled to receive, out of net assets of the Corporation legally available for distribution to stockholders, a liquidating distribution in the amount of $50.00 per share, subject to adjustment as provided for in Section 19(c), plus an amount equal to the sum of all accrued, cumulated and unpaid dividends for the portion of the then-current Dividend Period until the payment date and all prior Dividend Periods. After the payment to the Holders of the Mandatory Convertible Preferred Stock of the full amounts provided for in this Section 6(a), the Holders of shares of the Mandatory Convertible Preferred Stock will have no right or claim to any of the Corporation's remaining assets.

        (b)   For the purpose of this Section 6, none of the following shall constitute or be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

            (i)  the sale, transfer, lease or conveyance of all or substantially all of the Corporation's property and assets;

           (ii)  the consolidation or merger of the Corporation with or into any other Person; or

          (iii)  the consolidation or merger of any other Person with or into the Corporation.

        (c)   If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the shares of Mandatory Convertible Preferred Stock then outstanding are not paid in full as provided in Section 6(a) hereof, no distribution shall be made on account of any securities ranking pari passu with the Mandatory Convertible Preferred Stock as to the distribution of assets upon such liquidation, dissolution or winding up, unless a pro rata distribution is made on the Mandatory Convertible Preferred Stock. The Holders of the Mandatory Convertible Preferred Stock then outstanding and the holders of any such pari passu securities then outstanding shall share ratably in any distribution of assets upon such liquidation, dissolution or winding up. The amount allocable to each series of such securities then outstanding will be based on the proportion of their full respective liquidation preference to the aggregate liquidation preference of the outstanding shares of all such series.

        (d)   Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Mandatory Convertible Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty calendar days prior to any payment date stated therein, to the Holders of Mandatory Convertible Preferred Stock, at the address shown on the books of the Corporation or the Transfer Agent; provided, however, that a failure to give notice as provided above or any defect therein shall not affect the Corporation's ability to consummate a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

        (7)    Mandatory Conversion on the Mandatory Conversion Date.    (a) Each share of Mandatory Convertible Preferred Stock will automatically convert (unless previously converted at the option of the Holder in accordance with Section 8 hereof, converted at the option of the Corporation pursuant to Section 9 hereof or converted pursuant to an exercise of a Merger Early Conversion right pursuant to

Section 10 hereof) on the Mandatory Conversion Date, into a number of shares of Common Stock equal to the Conversion Rate.

        (b)   The "Conversion Rate" shall be as follows:

            (i)  if the Applicable Market Value of the Common Stock is equal to or greater than $            (the "Threshold Appreciation Price"), then the Conversion Rate shall be equal to            shares of Common Stock per share of Mandatory Convertible Preferred Stock (the "Minimum Conversion Rate");

           (ii)  if the Applicable Market Value of the Common Stock is less than the Threshold Appreciation Price but greater than $            (the "Initial Price"), then the Conversion Rate shall be equal to the Liquidation Preference divided by the Applicable Market Value of the Common Stock; and

          (iii)  if the Applicable Market Value of the Common Stock is less than or equal to the Initial Price, then the Conversion Rate shall be equal to            shares of Common Stock per share of Mandatory Convertible Preferred Stock (the "Maximum Conversion Rate").

The Minimum Conversion Rate, the Maximum Conversion Rate, the Threshold Appreciation Price and the Initial Price are each subject to adjustment in accordance with the provisions of Section 14 hereof, and the Liquidation Preference is subject to adjustment in accordance with the provisions of Section 19(c) hereof.

        (c)   The Holders of Mandatory Convertible Preferred Stock on the Mandatory Conversion Date shall have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends on the Mandatory Convertible Preferred Stock for the then current Dividend Period until the Mandatory Conversion Date and all prior Dividend Periods, provided that the Corporation has Surplus sufficient to pay such dividends at such time.

        (d)   To the extent that the Corporation does not have sufficient Surplus to pay in full in cash all of such accrued, cumulated and unpaid dividends, the Holders of Mandatory Convertible Preferred Stock on the Mandatory Conversion Date shall be entitled to receive, upon conversion of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date, an additional number of shares of Common Stock per share of Mandatory Convertible Preferred Stock equal to the amount of such accrued, cumulated and unpaid dividends per share divided by the Five-Day Average Market Price as of the Mandatory Conversion Date. Any resulting fractional shares of Common Stock shall be settled in cash as provided in Section 13 hereof, subject to the availability of sufficient Surplus.

        (8)    Early Conversion at the Option of the Holder.    (a) Shares of the Mandatory Convertible Preferred Stock are convertible, in whole or in part at the option of the Holder thereof ("Early Conversion") at any time prior to the Mandatory Conversion Date, into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment as set forth in Section 14 hereof.

        (b)   Any written notice of conversion pursuant to this Section 8 shall be duly executed by the Holder, and specify:

            (i)  the number of shares of Mandatory Convertible Preferred Stock to be converted;

           (ii)  the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the Holder);

          (iii)  the address to which such Holder wishes delivery to be made of such certificates to be issued upon such conversion; and

          (iv)  any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

        (c)   If specified by the Holder in the notice of conversion that shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Mandatory Convertible Preferred Stock being converted, the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection therewith.

        (d)   No payment or adjustment will be made by the Corporation for accrued, cumulated and unpaid dividends on shares of Mandatory Convertible Preferred Stock converted pursuant to this Section 8, but if any Holder surrenders shares of Mandatory Convertible Preferred Stock for conversion after the close of business on a Record Date for the payment of dividends and before the opening of business on the corresponding Dividend Payment Date, then, notwithstanding such conversion, the dividend payable on such Dividend Payment Date shall be paid by the Corporation on such Dividend Payment Date to the Record Holder of such shares of Mandatory Convertible Preferred Stock, provided that the Corporation has sufficient Surplus to make such payment. In such event, such shares of Mandatory Convertible Preferred Stock, when surrendered for conversion, must be accompanied by funds in an amount equal to the dividends payable on such Dividend Payment Date on the shares of Mandatory Convertible Preferred Stock so converted, except to the extent that a Surplus Shortfall Notice has been given with respect to such payment. If such payment does not accompany such shares of Mandatory Convertible Preferred Stock, the shares of Mandatory Convertible Preferred Stock shall not be converted.

        (e)   Upon receipt by the Transfer Agent of a completed and duly executed notice of conversion as set forth in Section 8(b), compliance with Section 8(c) and Section 8(d), if applicable, and upon surrender of a certificate representing share(s) of Mandatory Convertible Preferred Stock to be converted, the Corporation shall, within three Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the notice of conversion and the Corporation shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the Holder thereof, at the address designated by such Holder in the written notice of conversion, a certificate or certificates representing the number of shares of Common Stock to which such Holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Mandatory Convertible Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such Holder or such Holder's designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the remaining number of shares of Mandatory Convertible Preferred Stock that shall not have been converted. Upon any Early Conversion pursuant to this Section 8, the Corporation shall deliver to the Collateral Agent the notice contemplated by Section 6(e) of the Pledge Agreement.

        (f)    The issuance by the Corporation of shares of Common Stock upon a conversion of shares of Mandatory Convertible Preferred Stock in accordance with this Section 8 shall be deemed effective immediately prior to the close of business on the day of receipt by the Transfer Agent of the notice of conversion and other documents, if any, set forth in Section 8(b) hereof, compliance with Section 8(c) and Section 8(d), if applicable, and the surrender by such Holder or such Holder's designee of the certificate or certificates representing the shares of Mandatory Convertible Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto).

        (9)    Provisional Conversion.    (a) (i) Prior to the Mandatory Conversion Date, if the Closing Price of the Common Stock has exceeded 140% of the Threshold Appreciation Price for at least 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date on which the Corporation notifies the Holders that the Corporation is exercising its option to cause the conversion of the Mandatory Convertible Preferred Stock pursuant to this Section 9(a)(i), the Corporation may, at its option, cause the conversion of all, but not less than all, of the shares of Mandatory Convertible Preferred Stock then outstanding into shares of Common Stock at the Minimum Conversion Rate for each share of Mandatory Convertible Preferred Stock, or (ii) if the Corporation is party to an agreement providing for a merger or consolidation transaction prior to the Mandatory Conversion Date, then the Corporation may elect to cause the conversion subject to and effective immediately prior to the consummation of such transaction of all, but not less than all, of the shares of Mandatory Convertible Preferred Stock then outstanding at the Maximum Conversion Rate of shares of Common Stock for each share of Mandatory Convertible Preferred Stock by giving notice of such conversion to the Holders that the Corporation is exercising its option to cause a conversion of the Mandatory Convertible Preferred Stock pursuant to this Section 9(a)(ii). However, with respect to a conversion under Section 9(a)(ii), if the Closing Price of the Common Stock has exceeded 140% of the Threshold Appreciation Price for at least 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day immediately preceding the closing date of such merger or consolidation transaction, then all the outstanding shares of Mandatory Convertible Preferred Stock shall be converted at the Minimum Conversion Rate instead of the Maximum Conversion Rate. If the Corporation elects to cause conversion of the Mandatory Convertible Preferred Stock pursuant to either Section 9(a)(i) or Section 9(a)(ii), then each Holder shall be entitled to receive an amount in cash equal to all accrued, cumulated and unpaid dividends plus, without duplication, an amount in cash equal to the Market Value as of the close of business on the day before the Provisional Conversion Date of such Holder's pro rata share of the portfolio of the collateral that secures the Corporation's obligations to pay the dividends pursuant to the Pledge Agreement (provided that to the extent that dividends are payable to Record Holders when the Provisional Conversion Date occurs after the close of business on a Record Date but before the opening of business on the corresponding Dividend Payment Date, the foregoing pro rata payments shall not include such amounts) (such amount, the "Prepayment Amount"). The Corporation may exercise its option to cause conversion of the Mandatory Convertible Preferred Stock pursuant to either Section 9(a)(i) or Section 9(a)(ii) only if on the Provisional Conversion Date the Corporation has Surplus sufficient to pay, and the Corporation does pay, the Holders the aggregate Prepayment Amount.

        (b)   Any Provisional Conversion Notice shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the Holders as they appear on the stock register of the Corporation on the Provisional Conversion Notice Date (i) notifying such Holders of the election of the Corporation to convert and of the Provisional Conversion Date (as defined below), which date shall not be less than 30 days nor be more than 60 days after the Provisional Conversion Notice Date, provided that a Provisional Conversion Notice given pursuant to Section 9(a)(ii), may state that the Provisional Conversion pursuant to Section 9(a)(ii) will be subject to the completion of the merger or consolidation transaction described in such notice, and (ii) stating the Corporate Trust Office of the Transfer Agent at which the certificate(s) evidencing the shares of Mandatory Convertible Preferred Stock called for conversion shall be presented and surrendered and the Minimum Conversion Rate or Maximum Conversion Rate, as the case may be, to be applied thereto. The Corporation shall also issue a press release containing such information and publish such information on its Internet website, provided that failure to issue such press release or publish such information on the Corporation's website shall not act to prevent or delay conversion pursuant to this Section 9.

        (c)   If the Corporation does not itself give a Provisional Conversion Notice, then the Corporation shall deliver to the Transfer Agent irrevocable written instructions authorizing the Transfer Agent, on behalf and at the expense of the Corporation, to cause any Provisional Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Corporation and in accordance with the above provisions. One or more certificates representing the shares of Common Stock to be issued upon conversion of the Mandatory Convertible Preferred Stock pursuant to this Section 9 shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Provisional Conversion Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Corporation, so as to be and continue to be available therefor. In the case of conversion of the Mandatory Convertible Preferred Stock by the Corporation pursuant to this Section 9 after the close of business on a Record Date but before the opening of business on the corresponding Dividend Payment Date, the Record Holders on such Record Date shall not be entitled to receive the dividend otherwise payable on their converted shares of Mandatory Convertible Preferred Stock on the corresponding Dividend Payment Date. Neither failure to mail such Provisional Conversion Notice to one or more such Holders nor any defect in such Provisional Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other Holders. Simultaneously with, or prior to, delivery of a Provisional Conversion Notice in accordance with Section 9(b), the Corporation shall deliver to the Collateral Agent the notice contemplated by Section 6(f) of the Pledge Agreement.

        (d)   If a Provisional Conversion Notice shall have been given as heretofore provided, then each Holder shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this Certificate of Designations until and including the Provisional Conversion Date. From and after the Provisional Conversion Date, upon delivery by the Corporation of the Common Stock and payment of the funds to the Transfer Agent as described in paragraph (c) above, the Mandatory Convertible Preferred Stock shall no longer be deemed to be outstanding, and all rights of such Holders shall cease and terminate, except the right of the Holders, upon surrender of certificates therefor, to receive Common Stock and any amounts to be paid hereunder.

        (10)    Early Conversion Upon Cash Merger.    (a) In the event of a merger or consolidation of the Corporation of the type described in Section 14(e)(i) prior to the earlier of (x) the Mandatory Conversion Date and (y) the Provisional Conversion Notice Date unless in the case of this clause (y), the Provisional Conversion is not completed within the time period set forth in Section 9 hereof, and in which the Common Stock outstanding immediately prior to such merger or consolidation is exchanged for consideration consisting of at least 30% cash or cash equivalents (any such event, a "Cash Merger"), then the Holders of the Mandatory Convertible Preferred Stock shall have the right to convert their shares of Mandatory Convertible Preferred Stock as provided herein (such right of the Holders to convert their shares pursuant to this Section 10(a) being the "Merger Early Conversion").

        (b)   On or before the fifth Business Day after the consummation of a Cash Merger, the Corporation or the corporation surviving the Cash Merger (the "Surviving Corporation") or, at the request and expense of the Surviving Corporation, the Transfer Agent, shall give all Holders notice by first class mail of the occurrence of the Cash Merger and of the Merger Early Conversion right arising as a result thereof. The Surviving Corporation shall also deliver a copy of such notice to the Transfer Agent. Each such notice shall contain:

            (i)  the date, which shall be not less than 20 nor more than 35 calendar days after the date of such notice, on which the Merger Early Conversion will be effected (such date being the "Merger Early Conversion Date");

           (ii)  the date, which shall be on, or one Business day prior to, the Merger Early Conversion Date, by which the Merger Early Conversion right must be exercised;

          (iii)  the Conversion Rate in effect on the Trading Day immediately preceding such Cash Merger (calculated as if the Trading Day immediately preceding such Cash Merger were the

  Mandatory Conversion Date) and the kind and amount of securities, cash and other property receivable per share of Mandatory Convertible Preferred Stock by the Holder upon conversion of shares of Mandatory Convertible Preferred Stock pursuant to Section 10(d); and

          (iv)  the instructions a Holder must follow to exercise the Merger Early Conversion right.

        (c)   To exercise a Merger Early Conversion right, a Holder shall deliver to the Transfer Agent at its Corporate Trust Office the certificates evidencing the shares of Mandatory Convertible Preferred Stock with respect to which the Merger Early Conversion right is being exercised, duly assigned or endorsed for transfer to the Surviving Corporation, or accompanied by duly executed stock powers relating thereto, or in blank, with a written notice (the "Merger Early Conversion Notice") to the Surviving Corporation stating the Holder's intention to convert early in connection with the Cash Merger containing the information set forth in Section 8(b) and providing the Surviving Corporation with payment instructions. The Merger Early Conversion Notice must be received by the Transfer Agent by 5:00 p.m. New York City time on the date referred to in Section 10(b)(ii).

        (d)   If the Holder exercises its Merger Early Conversion right pursuant to the terms hereof, on the Merger Early Conversion Date the Surviving Corporation shall deliver or cause to be delivered the net cash, securities and other property entitled to be received by such exercising Holder, determined by assuming the Holder had converted its shares of Mandatory Convertible Preferred Stock immediately before the Cash Merger at the Conversion Rate in effect on the Trading Day immediately preceding such Cash Merger calculated in accordance with Section 7(b) hereof and that such Holder was not the counterparty to the Cash Merger or an Affiliate of such other party and did not exercise any rights of election with respect to the kind or amount of consideration to be received. In the event a Merger Early Conversion right is exercised by a Holder in accordance with the terms hereof, (i) all references herein to Mandatory Conversion Date shall be deemed to refer to such Merger Early Conversion Date and (ii) if a Reorganization Event (other than the Cash Merger) has previously occurred, "Applicable Market Value" shall be deemed to refer to the Applicable Market Value of the Exchange Property as determined in accordance with Section 14(e). If a Holder does not elect to exercise the Merger Early Conversion right pursuant to this Section 10, in lieu of shares of Common Stock, the Surviving Corporation shall deliver to such Holder on the Mandatory Conversion Date, the Provisional Conversion Date or an Early Conversion Date, such net cash, securities and other property as determined in accordance with Section 14(e) hereof.

        (e)   Upon a Merger Early Conversion, the Transfer Agent shall, in accordance with the instructions provided by the Holder thereof in the written notice provided to the Surviving Corporation as set forth above, deliver to the Holder such net cash, securities or other property issuable upon such Merger Early Conversion, together with payment in lieu of any fraction of a share, as provided herein.

        (f)    In the event that a Merger Early Conversion is effected with respect to shares of Mandatory Convertible Preferred Stock representing less than all the shares of Mandatory Convertible Preferred Stock held by a Holder, upon such Merger Early Conversion the Surviving Corporation shall execute and the Transfer Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Surviving Corporation, a certificate evidencing the shares of Mandatory Convertible Preferred Stock as to which Merger Early Conversion was not effected.

        (g)   In the event that a Merger Early Conversion is effected with respect to shares of Mandatory Convertible Preferred Stock, no payment or adjustment will be made for accrued, cumulated and unpaid dividends on shares of Mandatory Convertible Preferred Stock converted pursuant to this Section 10, but if any Holder surrenders shares of Mandatory Convertible Preferred Stock for conversion after the close of business on a Record Date for the payment dividends and before the opening of business on the corresponding Dividend Payment Date, then notwithstanding such conversion, the dividend payable on such Dividend Payment Date shall be paid on such Dividend Payment Date to the Record Holder of such shares of Mandatory Convertible Preferred Stock on such

Record Date, provided that the Corporation has sufficient Surplus to make such payment. In such event, such shares of Mandatory Convertible Preferred Stock, when surrendered for conversion, must be accompanied by funds in an amount equal to the dividends payable on such Dividend Payment Date on the shares of Mandatory Convertible Preferred Stock so converted, except to the extent that a Surplus Shortfall Notice has been given with respect to such payment. If such payment does not accompany such shares of Mandatory Convertible Preferred Stock, the shares of Mandatory Convertible Preferred Stock shall not be converted.

        (11)    Conversion Procedures.    (a) Upon issuance and delivery to the Transfer Agent of certificates representing shares of the Common Stock to be delivered upon conversion of the shares of Mandatory Convertible Preferred Stock on the Mandatory Conversion Date, the Provisional Conversion Date, the Merger Early Conversion Date or any Early Conversion Date (collectively, a "Conversion Date"), dividends on any shares of Mandatory Convertible Preferred Stock converted to Common Stock shall cease to accrue and cumulate, and such shares of Mandatory Convertible Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive any accrued, cumulated and unpaid dividends or other payments on such shares to which they are otherwise entitled pursuant to Section (7), (8), (9) or (10) hereof, as applicable.

        (b)   The Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date, the Merger Early Conversion Date, the Provisional Conversion Date or any Early Conversion Date, as the case may be or, with respect to a Provisional Conversion pursuant to Section 9(a)(ii), as of the close of business on the Business Day immediately prior to the day that the merger or consolidation transaction contemplated thereby is completed. No allowance or adjustment, except as set forth in Section 14, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such effective date. Prior to such effective date, shares of Common Stock issuable upon conversion of any shares of Mandatory Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Mandatory Convertible Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Mandatory Convertible Preferred Stock.

        (c)   Shares of Mandatory Convertible Preferred Stock duly converted in accordance with this Certificate of Designation, or otherwise reacquired by the Corporation, shall not be reissued as such, shall automatically be retired and shall resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series.

        (d)   In the event that a Holder of shares of Mandatory Convertible Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or the address to which the certificate or certificates representing such shares should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder of such Mandatory Convertible Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares to the address of such Holder shown on the records of the Corporation.

        (12)    Reservation of Common Stock.    (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Mandatory Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Mandatory Convertible Preferred Stock then outstanding. For purposes of this Section 12(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Mandatory Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

        (b)   Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Mandatory Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

        (c)   All shares of Common Stock delivered upon conversion of the Mandatory Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

        (d)   Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Mandatory Convertible Preferred Stock, the Corporation shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

        (e)   The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Mandatory Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system not later than such time.

        (13)    Fractional Shares.    (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Mandatory Convertible Preferred Stock.

        (b)   In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 7 hereof, any conversion at the option of the Corporation pursuant to Section 9 hereof or a conversion at the option of the holder pursuant to Section 8 or Section 10 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the average of the daily Closing Price of the Common Stock for each of the five consecutive Trading Days preceding the Trading Day immediately preceding the date of conversion.

        (c)   If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

        (14)    Anti-Dilution Adjustments to the Fixed Conversion Rates.    (a) Each Fixed Conversion Rate and the number of shares of Common Stock to be delivered upon conversion shall be subject to the following adjustments:

          (i)    Stock Dividends and Distributions.    In case the Corporation shall pay or make a dividend or other distribution on the Common Stock in shares of Common Stock, each Fixed Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution, shall be increased by dividing such Fixed Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this sub-section (i), the number of shares of Common Stock at the time outstanding shall not include shares held in the treasury of the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

          (ii)    Subdivisions, Splits and Combinations of the Common Stock.    In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, each Fixed Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, such Fixed Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.

          (iii)    Issuance of Stock Purchase Rights.    In case the Corporation shall issue rights or warrants to all holders of its Common Stock (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, each Fixed Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Fixed Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price, such increase to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this clause (iii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any such rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

          (iv)    Debt, Securities or Asset Distribution.    (A) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 14(a)(i) or Section 14(a)(ii) hereof, any rights or warrants referred to in Section 14(a)(iii) or Section 14(a)(vii) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any subsidiary of the Corporation, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in Section 14(a)(iv)(B) below), each Fixed Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying such Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price of the Common Stock on the date fixed for such determination and the denominator of which shall be such Current Market Price of the Common Stock less the then Fair Market Value of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. In any case in which this clause (iv)(A) is applicable, clause (iv)(B) of this Section 14(a) shall not be applicable.

          (B)  In the case of a Spin-Off, each Fixed Conversion Rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying each Fixed Conversion Rate by a fraction, the numerator of which is the Current Market Price of the Common Stock plus the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock and the denominator of which is such Current Market Price of the Common Stock. Any adjustment to the Conversion Rate under this clause (iv)(B) of this Section 14(a) will occur on the 15th Trading Day from, but excluding, the "ex-date" with respect to the Spin-Off.

          (v)    Cash Distributions.    In case the Corporation shall distribute, by way of dividend or otherwise, cash to all holders of its Common Stock, immediately after the close of business on the date fixed for the determination of stockholders entitled to receive such distribution, each Fixed Conversion Rate shall be adjusted by multiplying such Fixed Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the stockholders of the Corporation entitled to receive such distribution by a fraction, the numerator of which will be the Current Market Price of the Common Stock on the date fixed for such determination and the denominator of which will be the Current Market Price of the Common Stock on the date fixed for such determination minus the amount per share of such dividend or distribution; provided, that no adjustment will be made to either Fixed Conversion Rate for (i) any cash that is distributed in a Reorganization Event to which Section 14(e) applies or as part of a distribution referred to in paragraph (iv) of this Section 14(a), (ii) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation or (iii) any consideration payable in connection with a tender or exchange offer made by the Corporation or any subsidiary of the Corporation.

          (vi)    Self Tender Offers and Exchange Offers.    In case a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below in this Section)) of an aggregate consideration per share of Common Stock having a Fair Market Value that exceeds the Current Market Price of the Common Stock on the fifteenth Trading Day next succeeding the last date on which (the "Expiration Time") tenders or exchanges could have been made pursuant to such tender or exchange offer (as it may be amended), then, and in each such case, immediately prior to the opening of business on the sixteenth Trading Day after the date of the Expiration Time, each Fixed Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing such Fixed Conversion Rate in effect immediately prior to the opening of business on the sixteenth Trading Day after the Expiration Time by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Current Market Price of the Common Stock on the fifteenth Trading Day next succeeding the Expiration Time, and (B) the denominator of which shall be the sum of (x) the Fair Market Value of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price of the Common Stock on the fifteenth Trading Day next succeeding the Expiration Time.

          (vii)    Rights Plans.    To the extent that the Corporation has a stockholder rights plan in effect with respect to its Common Stock on any Conversion Date, in accordance with the terms of the stockholder rights plan, upon conversion of any Mandatory Convertible Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such stockholder rights plan. If, however, prior to such Conversion Date, the rights have separated from the Common Stock and the Holders do not receive upon conversion, in addition to Common Stock, the rights under the plan, then each Fixed Conversion Rate will be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. In lieu of any such adjustment, the Corporation may amend the stockholder rights plan to provide that upon conversion of Mandatory Convertible Preferred Stock, the Holders will receive, in addition to shares of Common Stock issuable upon such conversion, the rights that would have attached to such shares of Common Stock if the rights had not been separated from Common Stock under the stockholder rights plan.

        (b)    Adjustment for Tax Reasons.    The Corporation may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 14, if the Board deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

        (c)    Calculation of Adjustments.    (i) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. Prior to the Mandatory Conversion Date, no adjustment in the Fixed Conversion Rates shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date, adjustments to the Fixed Conversion Rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such date. If an adjustment is made to the Fixed Conversion Rates pursuant to Sections 14(a)(i), 14(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v), 14(a)(vi), or 14(b), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (i), (ii) and (iii) of Section 7(b) will apply on the Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be the Minimum Conversion Rate immediately after such adjustment pursuant to Sections 14(a)(i), 14(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v), 14(a)(vi) or 14(b) and the denominator of which shall be the Minimum Conversion Rate immediately before such adjustment; provided, that if such adjustment to the Fixed Conversion Rates is required to be made pursuant to the occurrence of any of the events contemplated by Sections 14(a)(i), 14(a)(ii), 14(a)(iii), 14(a)(iv), 14(a)(v), 14(a)(vi) or 14(b) during the period taken into consideration for determining the Applicable Market Value, appropriate and customary adjustments shall be made to the Fixed Conversion Rates.

         (ii)  No adjustment to the Fixed Conversion Rates need be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, including through the receipt of such distributed assets or securities upon conversion of the Mandatory Conversion Preferred Stock, so long as the distributed assets or securities the Holders would receive upon conversion of the Mandatory Convertible Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Mandatory Convertible Preferred Stock. If the denominator of the fraction described in Section 14(a)(iv)(A) or Section 14(a)(v) hereof is less than $1.00 (including a negative amount) then in lieu of any adjustment of the Conversion Rate, the Company shall make adequate provision so that each Holder shall have the right to receive upon conversion, in addition to the shares of Common Stock issuable upon such conversion, the distribution or dividend such Holder would have received had such Holder converted such shares of Mandatory Convertible Preferred Stock into Common Stock immediately prior to the record date for such distribution or dividend. In the case where adjustment to a Fixed Conversion Rate pursuant to this Certificate of Designations is effective upon the Record Date for a distribution or dividend, if the distribution or dividend is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such distribution or dividend had not been declared. The applicable Conversion Rate shall not be adjusted:

  (A)
  upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation's securities and the investment of additional optional amounts in shares of Common Stock under any employee benefit plan;

  (B)
  upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

  (C)
  upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Mandatory Convertible Preferred Stock were first issued or pursuant to the conversion of the Mandatory Convertible Preferred Stock;

  (D)
  for changes in the par value of the Common Stock, or from par value to no par value, or from no par value to par value;

  (E)
  for accrued, cumulated and unpaid dividends; or

  (F)
  upon the issuance of any shares of Common Stock for cash or in connection with acquisitions (other than upon the exercise of rights, warrants or options as provided in Section 14(a)(iii) or Section 14(a)(iv)).

        (iii)  The Corporation shall have the power to resolve any ambiguity or correct any error in this Section 14 and its action in so doing, as evidenced by a resolution of the Board, or a duly authorized committee thereof, shall be final and conclusive.

        (d)    Notice of Adjustment.    Whenever each Fixed Conversion Rate is to be adjusted in accordance with Section 14(a) or (b), the Corporation shall: (i) compute each Fixed Conversion Rate in accordance with Section 14(a) or (b) and prepare and transmit to the Transfer Agent an Officer's Certificate setting forth each Fixed Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to each Fixed Conversion Rate pursuant to Section 14(a) or (b) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, by first-class mail a written notice to the Holders of the Mandatory Convertible Preferred Stock of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth each revised Fixed Conversion Rate.

        (e)    Reorganization Events.    In the event of:

            (i)  any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);

           (ii)  any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

          (iii)  any reclassification of Common Stock into securities including securities other than Common Stock; or

          (iv)  any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) (any such event specified in this Section 14(e), a "Reorganization Event");

each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Conversion Date) per share of Common Stock (the "Exchange Property") by a holder of Common Stock that (1) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale, transfer, lease or conveyance was made, as the case may be (any such person, a "Constituent Person"), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates, and (2) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Share"), then, for the purpose of this Section 14(e) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). The amount of Exchange Property receivable upon conversion of any Mandatory Convertible Preferred Stock in accordance with Section 7, 8 or 9 hereof shall be determined based upon the applicable Conversion Rate in effect with respect to such conversion on such Conversion Date.

        For purposes of this Section 14(e), "Applicable Market Value" shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. For purposes of this Section 14(e), the term "Closing Price" shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Section 14(e), references to Common Stock in the definition of "Trading Day" shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.

        The above provisions of this Section 14(e) shall similarly apply to successive Reorganization Events and the provisions of Section 14 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

        The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 14(e).

        (15)    Replacement Stock Certificates.    (a) If certificates evidencing outstanding shares of the Mandatory Convertible Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Mandatory Convertible Preferred Stock certificate, or in lieu of and substitution for the Mandatory Convertible Preferred Stock certificate lost, stolen or destroyed, a new Mandatory Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Mandatory Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Mandatory Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

        (b)   The Corporation is not required to issue any certificates representing the Mandatory Convertible Preferred Stock on or after the Mandatory Conversion Date or any Provisional Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date or any Provisional Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock or the Exchange Property issuable pursuant to the terms of the Mandatory Convertible Preferred Stock formerly evidenced by the certificate.

        (16)    Transfer Agent, Registrar and Paying Agent.    The duly appointed Transfer Agent for the Mandatory Convertible Preferred Stock shall be The Bank of New York. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Mandatory Convertible Preferred Stock.

        (17)    Form.    (a) Mandatory Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Mandatory Convertible Preferred Stock in definitive, fully registered form with the global legend (the "Global Shares Legend"), as set forth on the form of Mandatory Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a "Global Preferred Share"), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Share shall be deposited on behalf of the holders of the Mandatory Convertible Preferred Stock represented thereby with the Transfer Agent, at its New York office, as custodian for DTC or a successor Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Transfer Agent as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary or its nominee as hereinafter provided. This Section 17(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Transfer Agent shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Transfer Agent to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Transfer Agent as custodian for the Depositary pursuant to an agreement between the Depositary and the Transfer Agent. Members of, or participants in, the Depositary ("Agent Members") shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer as the absolute owner of such Global Preferred Share for all purposes whatsoever, except as may otherwise be required by applicable law. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Mandatory Convertible Preferred Stock may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Mandatory Convertible Preferred Stock, this Certificate of Designations or the Certificate of Incorporation. Except as otherwise required by applicable law, owners of beneficial interests in Global Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Mandatory Convertible Preferred Stock, unless (x) the Depositary has notified the Corporation that it is unwilling or unable to continue as Depositary for the Global Preferred Share and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a "clearing agency" registered under the Securities Exchange Act of 1934 and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (z) the Corporation decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Share shall be exchanged in whole for definitive shares of Mandatory Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Mandatory Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Transfer Agent.

        (b)   (i) An Officer shall sign the Global Preferred Share for the Corporation, in accordance with the Corporation's by-laws and applicable law, by manual or facsimile signature. The Corporation may, at its option, affix its corporate seal to a Global Preferred Share, in which case an Officer shall attest thereto.

         (ii)  If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

        (iii)  A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.

        (18)    Appointment of Collateral Agent and Securities Intermediary.    By accepting, purchasing and holding any of the Mandatory Convertible Preferred Stock, Holders of such Mandatory Convertible Preferred Stock appoint Citibank, N.A. to act as Collateral Agent and as Securities Intermediary in accordance with the terms and conditions of the Pledge Agreement and such Holders agree to all the provisions of the Pledge Agreement. If Citibank, N.A. resigns as Collateral Agent and/or as Securities Intermediary pursuant to the terms of the Pledge Agreement, then the Holders of Mandatory Convertible Preferred Stock further agree that such resigning Collateral Agent or Securities Intermediary shall have the right to appoint a successor Collateral Agent and/or Securities Intermediary, as applicable, as more fully described in the Pledge Agreement.

        (19)    Miscellaneous.    (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 500 Huntsman Way, Salt Lake City, Utah 84108 (Attention: the Secretary) or to the Transfer Agent at its Corporate Trust Office, or (ii) if to any Holder of the Mandatory Convertible Preferred Stock or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Mandatory Convertible Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation, the Transfer Agent or any such Holder, as the case may be, shall have designated by notice similarly given.

        (b)   The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Mandatory Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Mandatory Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Mandatory Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Mandatory Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

        (c)   The Liquidation Preference and the annual dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Mandatory Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board and submitted by the Board to the Transfer Agent.

        (20)    Definitions.    Unless otherwise defined herein, capitalized terms used in this Certificate of Designations shall have the following meanings:

          "Affiliate" shall have the meaning given to that term in Rule 405 promulgated under the Securities Act of 1933, as amended, or any successor rule.

          "Agent Members" shall have the meaning set forth in Section 17(a) hereof.

          "Applicable Market Value" means the arithmetic average of the volume-weighted average price per share of the Common Stock or securities distributed in a Spin-Off, as applicable, for each of the 20 Trading Days ending on the third Business Day prior to the applicable Conversion Date, as reported by Bloomberg Professional Service for the period beginning at 9:30 am, New York City time, and ending at 4:00 pm, New York City time. If the third Business Day prior to the applicable Conversion Date is not a Trading Day, the 20-day trading period will end on the last Trading Day prior to the third Business Day prior to the applicable Conversion Date. If, on any Trading Day no volume-weighted average price is reported for the Common Stock or securities distributed in a Spin-Off, as applicable, by Bloomberg Professional Service, the Closing Price of the Common Stock or such other securities will be substituted for the volume-weighted average price for such day.

          "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

          "Board" means the Board of Directors of the Corporation.

          "Business Day" means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

          "Cash Merger" shall have the meaning set forth in Section 10(a) hereof.

          "Certificate of Designations" means the Certificate of Designations, Preferences and Rights of        % Mandatory Convertible Preferred Stock of Huntsman Corporation, dated as of                         , 2005.

          "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

          "Closing Price" means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Stock or any securities distributed in a Spin-Off, as the case may be, on the New York Stock Exchange on that date. If shares of Common Stock or any such securities distributed in a Spin-Off, as the case may be, are not then traded on the New York Stock Exchange on any date of determination, the Closing Price of Common Stock or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock or such securities are so listed or quoted, or if the shares of Common Stock or such securities are not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for the Common Stock or such securities is so reported, the last quoted bid price for the Common Stock or such securities in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if that bid price is not available, the market price of the Common Stock or such securities on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation. For the purposes of this Certificate of Designations, all references herein to the closing sale price of the Common Stock on the New York Stock Exchange shall be such closing sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price on the website of the New York Stock Exchange shall govern.

          "Collateral Agent" means Citibank, N.A., in its capacity as collateral agent under the Pledge Agreement or any successor collateral agent.

          "Common Stock" as used in this Certificate of Designations means the Corporation's common stock, par value $0.01 per share, as the same exists at the date of filing of this Certificate of Designations relating to the Mandatory Convertible Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. However, subject to the provisions of Section 14(e), shares of Common Stock issuable on conversion of shares of Mandatory Convertible Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation at the date of the filing of this Certificate of Designations with the Secretary of State of the State of Delaware or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.

          "Constituent Person" shall have the meaning set forth in Section 14(e) hereof.

          "Conversion Date" shall have the meaning set forth in Section 11(a) hereof.

          "Conversion Rate" shall have the meaning set forth in Section 7(b) hereof.

          "Corporate Trust Office" means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

          "Corporation" shall have the meaning set forth in the Preamble hereof and shall include its successors.

          "Current Market Price" means the arithmetic average of the volume-weighted average price per share of the Common Stock on each of the five consecutive Trading Days preceding the earlier of the day preceding the date in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation, as reported by Bloomberg Professional Service for the period beginning on 9:30 a.m., New York City time, and ending at 4:00 p.m. New York City time; provided, however, that "Current Market Price" for purposes of Section 14(a)(vi) above shall mean the arithmetic average of the volume-weighted average price per share of the Common Stock for each of the ten Trading Days preceding the date fixed for determination, described above. For purposes of this paragraph, the term "ex date," when used with respect to any such issuance or distribution, means the first date on which shares of the Common Stock trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the Fixed Conversion Rate for the purposes of Section 14(a)(iv) in the event of a Spin-Off, the "Current Market Price" means the average of the volume-weighted average prices described above for the first ten Trading Days commencing on and including the fifth Trading Day following the "ex-date" for such distribution.

          "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

          "Depositary" means DTC or its nominee or any successor appointed by the Corporation.

          "Dividend Payment Date" means (i) the 16th calendar day of                        ,                         ,                         and                         of each year, or the following Business Day if such day is not a Business Day, prior to the Mandatory Conversion Date and (ii) the Mandatory Conversion Date.

          "DGCL" means the Delaware General Corporation Law.

          "DTC" means The Depository Trust Company.

          "Early Conversion" shall have the meaning set forth in Section 8(a) hereof.

          "Early Conversion Date" means the effective date of any early conversion of Mandatory Convertible Preferred Stock pursuant to Section 8 hereof.

          "Exchange Property" shall have the meaning set forth in Section 14(e) hereof.

          "Expiration Time" shall have the meaning set forth in Section 14(a)(vi) hereof.

          "Fair Market Value" means (a) in the case of any Spin-Off, the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock as of the fifteenth Trading Day after the "ex-date" for such Spin-Off, and (b) in all other cases the fair market value as determined in good faith by the Board, whose determination shall be conclusive and described in a resolution of the Board.

          "Five-Day Average Market Price" as of any date means the arithmetic average of the volume-weighted average price per share of the Common Stock for each of the five Trading Days ending on the last Trading Day preceding the date in question as reported by Bloomberg Professional Service for the period beginning at 9:30 am, New York City time, and ending at 4:00 pm, New York City time. If, on any Trading Day no volume-weighted average price is reported for the Common Stock by Bloomberg Professional Service, the Closing Price of a share of the Common Stock will be substituted for the volume-weighted average price for such day.

          "Fixed Conversion Rates" means the Maximum Conversion Rate and the Minimum Conversion Rate.

          "Global Preferred Share" shall have the meaning set forth in Section 17(a) hereof.

          "Global Shares Legend" shall have the meaning set forth in Section 17(a) hereof.

          "Holder" means the Person in whose name the shares of the Mandatory Convertible Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Mandatory Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes, except as may otherwise be required by applicable law.

          "Initial Price" shall have the meaning set forth in Section 7(b) hereof.

          "Junior Securities" shall have the meaning set forth in Section 2 hereof.

          "Liquidation Preference" means, as to the Mandatory Convertible Preferred Stock, $50.00 per share, subject to adjustment as provided in Section 19(c).

          "Mandatory Conversion Date" means                        , 2008, or the following Business Day if such day is not a Business Day, or as otherwise treated as having occurred pursuant to Section 10(b)(iii), 10(d) or 14(e), as applicable.

          "Market Value" means, with respect to the collateral that secures the Corporation's obligations to pay dividends on the Mandatory Convertible Preferred Stock, the proceeds of the sale of such collateral by the Collateral Agent and/or the Securities Intermediary, pursuant to the Pledge Agreement.

          "Maximum Conversion Rate" shall have the meaning set forth in Section 7(b)(iii) hereof.

          "Mandatory Convertible Preferred Stock" shall have the meaning set forth in Section 1 hereof.

          "Merger Early Conversion" shall have the meaning set forth in Section 10(a) hereof.

          "Merger Early Conversion Date" shall have the meaning set forth in Section 10(b)(i) hereof.

          "Merger Early Conversion Notice" shall have the meaning set forth in Section 10(c) hereof.

          "Minimum Conversion Rate" shall have the meaning set forth in Section 7(b)(i) hereof.

          "Non-electing Share" shall have the meaning set forth in Section 14(e) hereof.

          "Officer" means the Chief Executive Officer, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

          "Officer's Certificate" means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

          "Parity Securities" shall have the meaning set forth in Section 2 hereof.

          "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

          "Pledge Agreement" means the agreement, to be dated as of the date of first issuance of the Mandatory Convertible Preferred Stock, by and between the Corporation and Citibank, N.A., acting as collateral agent thereunder for the benefit of the Holders from time to time of the Mandatory Convertible Preferred Stock.

          "Prepayment Amount" shall have the meaning set forth in Section 9(a) hereof.

          "Preferred Stock Director" shall have the meaning set forth in Section 5(c) hereof.

          "Provisional Conversion" means a conversion of all, but not less than all, of the Mandatory Convertible Preferred Stock by the Corporation as set forth in Section 9 hereof.

          "Provisional Conversion Date" means the date fixed for conversion of shares of Mandatory Convertible Preferred Stock into shares of Common Stock pursuant to Section 9 above or, if the Corporation shall default in the cash payment required to be made to the Holders in accordance with Section 9, the date on which the Corporation makes such payment.

          "Provisional Conversion Notice" means any notice that the Corporation delivers to the Holders pursuant to Section 9(a)(i) or 9(a)(ii) hereof.

          "Provisional Conversion Notice Date" means any date on which the Corporation delivers a Provisional Conversion Notice.

          "Purchased Shares" shall have the meaning set forth in Section 14(a)(vi) hereof.

          "Quarterly Dividend Period" means the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if there is no preceding Dividend Payment Date, on the first date of issuance of the Mandatory Convertible Preferred Stock.

          "Record Date" means the first calendar day of the calendar month in which the applicable Dividend Payment Date falls.

          "Record Holder" means the Holder of record of the Mandatory Convertible Preferred Stock as it appears on the stock register of the Corporation at the close of business on a Record Date.

          "Reorganization Event" shall have the meaning set forth in Section 14(e) hereof.

          "Securities Intermediary" means Citibank, N.A. in its capacity as securities intermediary under the Pledge Agreement or any successor securities intermediary.

          "Senior Securities" shall have the meaning set forth in Section 2 hereof.

          "Spin-Off" means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a direct or indirect subsidiary or other business unit of the Corporation.

          "Surplus" means "surplus," as such term is defined in the DGCL, or, in the case that there shall be no surplus, net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year.

          "Surplus Shortfall Notice" shall have the meaning set forth in Section 1 of the Pledge Agreement.

          "Surviving Corporation" shall have the meaning set forth in Section 10(b) hereof.

          "Threshold Appreciation Price" shall have the meaning set forth in Section 7(b) hereof.

          "Trading Day" means a day on which the Common Stock:

            (a)   is not suspended from trading on at least one national or regional securities exchange or association or over-the-counter market at the close of business; and

            (b)   has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

          "Transfer Agent" means The Bank of New York acting as transfer agent, registrar and paying agent for the Mandatory Convertible Preferred Stock, and its successors and assigns.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed by the undersigned this            day of February, 2005,

HUNTSMAN CORPORATION

By:	Peter R. Huntsman President and Chief Executive Officer

EXHIBIT A

FORM OF            % MANDATORY CONVERTIBLE PREFERRED STOCK

FACE OF SECURITY

SEE REVERSE
FOR LEGEND

Number: [    •    ]

% Mandatory Convertible Preferred Stock	[•] Shares
HUNTSMAN CORPORATION	CUSIP NO.: [•]

        This certifies that Cede & Co. is the owner of            fully paid and non-assessable shares of the    % Mandatory Convertible Preferred Stock, par value $0.01 each, of Huntsman Corporation (hereinafter called the Corporation), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation and Certificate of Designations of the Corporation and all amendments thereto (copies of which are on file at the office of the transfer agent) to all of which the holder of this Certificate by acceptance hereof assents. This Certificate is not valid until countersigned by the transfer agent and registered by the registrar.

        Witness the seal of the Corporation and the signatures of its duly authorized officers.

Dated:
HUNTSMAN CORPORATION

		By:	President and Chief Executive Officer
ATTEST:
Secretary
Countersigned and Registered THE BANK OF NEW YORK, Transfer Agent and Registrar

By:	Authorized Signature

REVERSE OF SECURITY

HUNTSMAN CORPORATION

        The shares of        % Mandatory Convertible Preferred Stock (the "Mandatory Convertible Preferred Stock") will automatically convert on                        , 2008 into a number of shares of Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") as provided in the Certificate of Designations, Preferences and Rights of the     % Mandatory Convertible Preferred Stock of the Corporation (the "Certificate of Designations"). The shares of the Mandatory Convertible Preferred Stock are also convertible at the option of the holder into shares of Common Stock prior to                        , 2008 as provided in the Certificate of Designations. The shares of Mandatory Convertible Preferred Stock are also convertible at the option of the Corporation upon the occurrence of certain events prior to                        , 2008 as provided in the Certificate of Designations. The preceding description is qualified in its entirety by reference to the Certificate of Designations, a copy of which will be furnished by the Corporation to any stockholder without charge upon request addressed to the Secretary of the Corporation at its principal office or to the transfer agent named on the face of this certificate.

        The Corporation will furnish to any stockholders, upon request, and without charge, a full statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Any such request should be addressed to the Secretary of the Corporation at its principal office or to the Transfer Agent named on the face of this certificate.

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

        TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

ASSIGNMENT

For value received,                        hereby sell, assign and transfer unto

Please Insert Social Security or
Other Identifying Number of Assignee

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated

	NOTICE:	The Signature to this Assignment Must Correspond with the Name As Written Upon the Face of the Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatever.
SIGNATURE GUARANTEED
(Signature Must Be Guaranteed by a Member of a Medallion Signature Program)

QuickLinks

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF % MANDATORY CONVERTIBLE PREFERRED STOCK of HUNTSMAN CORPORATION Pursuant to Section 151 of the General Corporation Law of the State of Delaware